EXHIBIT 99.2

CLOVER PARTNERS, L.P.

December 22, 2017

E-mail, Certified Mail Return Receipt Requested and Overnight Delivery

Attention: Corporate Secretary
Coastway Bancorp, Inc.
One Coastway Blvd.
Warwick, Rhode Island 02886

Re:            Notice of Intent to Nominate Directors

Ladies and Gentlemen:

This letter constitutes a notice of intent by Mike I. Shafir (the “Stockholder”) to nominate two persons for election as directors of Coastway Bancorp, Inc. (the “Company”) at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”).  Enclosed, the Stockholder submits his nominees for election at the Annual Meeting.  This notice is being provided to you pursuant to Section 6 of Article I of the Company’s Bylaws, as filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2013 (the “Bylaws”).

The Stockholder’s name and address as they appear on the Company’s books and records are Mike I. Shafir at 1807 Corona St., Dallas, Texas 75214.  The Stockholder beneficially owns in the aggregate 3,750 shares of the Company’s common stock, par value $0.01 per share (the “Common Sock” and shares of the Common Stock herein referred to as “Shares”).  In total, this represents less than 1% of the Company’s outstanding Shares.  The Stockholder is the record holder of 1,000 Shares.

The Stockholder hereby notifies the Company that he intends to nominate Mr. Mike I. Shafir and Mr. David Verlander for election to the Board of Directors of the Company at the Annual Meeting.  Enclosed is the written consent of Mr. Shafir and Mr. Verlander to be named in the proxy statement of the Stockholder and to serve as directors of the Company if elected.

The Stockholder is a holder of record of Shares entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to nominate Mr. Mike I. Shafir and Mr. David Verlander.  The Stockholder intends to deliver a proxy statement and form of WHITE proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

To the extent not prohibited under the Company’s charter documents and applicable law, the Stockholder reserves the right to solicit proxies for the election of substitute nominees if the Company makes or announces any changes to its charter documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying a nominee.

By the fact of the Stockholder’s submission of this notice of intent to nominate and submit its nominees for election, it is the Stockholder’s understanding that the Company will be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the SEC to allow the Commission to review and comment on such proxy materials.

The Stockholder is an employee of Clover Partners, L.P., which is the general partner of MHC Mutual Conversion Fund, L.P. (“Clover Partners GP”).  With regard to Clover Partners GP, Clover Partners Management, L.L.C. (“Clover”) serves as the general partner of Clover Partners GP, and Johnny Guerry is the managing partner of Clover.  MHC Mutual Conversion Fund, L.P. (the “Fund”) is entitled to vote and beneficially owns 370,100 Shares.  Clover Partners GP, in its capacity as investment manager and general partner to the Fund has the power to vote the 370,100 Shares of Common Stock and the power to dispose of the 370,100 Shares of Common Stock held by the Fund.  Clover, in its capacity as general partner of Clover Partners GP and Mr. Guerry, as the managing partner of Clover, may each be deemed to beneficially own the Shares held by the Fund.  Clover Partners GP, Clover, and the Fund are sometimes referred to herein as the “Clover Entities”.

The Stockholder and the Clover Entities may be deemed to be members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be deemed to beneficially own the Shares owned by the other party.  The Stockholder and the Clover Entities disclaim beneficial ownership with respect to the Shares reported owned in this letter except to the extent of his or their pecuniary interest therein.

Provided below is information regarding the Stockholder’s nomination of directors.

Information Regarding Nominees

A.            Name, Age, and Addresses

Name	Age	Business Address	Residence Address
Mike I. Shafir	42	Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	1807 Corona St. Dallas, Texas 75214
David Verlander	51	DLV Capital, L.P. 6065 Roswell Road Suite 622 Atlanta, GA 30328	969 Crest Valley Drive Atlanta, GA 30327

B.            Principal Occupation or Employment and Qualifications

Mike I. Shafir:
Mr. Shafir joined Clover Partners in September, 2012 and is responsible for generating investment ideas in both the general banking and MHC conversion sectors. Post MBA, Mr. Shafir joined Moors and Cabot as an associate covering the Northeast banking sector and in 2006 joined Sterne Agee & Leach as a Senior Analyst responsible for Northeast Banks and Thrifts. Mr. Shafir has extensive modeling expertise in both MHC and Standard Conversions, profitability projections for banking institutions, and mergers and acquisitions. During his tenure at Sterne Agee & Leach he was rated the number 2 overall stock picker for 2007 and 2008 as ranked by StarMine and the Financial Times. Mr. Shafir graduated from Brandeis University in 1998 and received an MBA from Rutgers Business School in 2004. Mr. Shafir currently serves on the Board of Directors of Bank Mutual Corporation.

David Verlander:
Mr. Verlander founded DLV Capital, LLC in 2008 and launched the DLV Financial Fund in 2014. DLV Financial is an equity long/short financial services sector fund with a focus on smaller community banks. David is the Fund’s Portfolio Manager and is responsible for managing the firm on a day-to-day basis. Prior to founding DLV Capital, David was a Principal and Portfolio Manager for Basswood Capital Management, a $1.5 billion NYC-based hedge fund focused primarily on the financial services sector. At Basswood, David was one of three portfolio managers responsible for security selection and risk management. David began his career as a bank regulator with the Federal Reserve Bank of Atlanta where he participated in all aspects of member bank safety and soundness exams. Following The Federal Reserve, David was a research analyst covering bank and specialty financial services stocks at Natwest Securities in New York City. David received both his BA degree in Finance and his MS degree in Finance from Georgia State University.

The combination of experience, skill sets, and qualifications discussed above led to the conclusion that each of the nominees should serve as a director of the Company.  Specifically, the nominees have gained familiarity with the Company’s financial statements and understand both the demands of operating a business and the challenges currently facing the Company, which will make them a valuable resource on the Board of Directors.

Furthermore, the role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations.  The Stockholder believes that the background and expertise of each of the nominees, as set forth above, evidence those abilities and are appropriate to each nominee serving on the Company’s Board of Directors.

The Stockholder believes that each of the nominees would be deemed “independent” as that term is defined in Rule 10A-3 of the Exchange Act and the NASDAQ Marketplace Rules.  The Stockholder also believes that the nominees would each qualify as an “audit committee financial expert,” as that term is defined by the SEC.

C.            Shares Owned by the Nominees Either Beneficially or of Record

The Stockholder beneficially owns in the aggregate 3,750 shares of the Company’s common stock, par value $0.01 per share.  In total, this represents less than 1% of the Company’s outstanding Shares.  The Stockholder is the record holder of 1,000 Shares.

The Stockholder is an employee of Clover Partners GP, which is the general partner of the Fund.  The Fund is entitled to vote and beneficially owns 370,100 Shares.  Clover Partners GP, in its capacity as investment manager and general partner to the Fund has the power to vote the 370,100 Shares and the power to dispose of the 370,100 Shares held by the Fund.  Clover, in its capacity as general partner of Clover Partners GP and Mr. Guerry, as the managing partner of Clover, may each be deemed to beneficially own the Shares held by the Fund.

Mr. Verlander does not own Shares, beneficially (directly or indirectly) or of record and to his knowledge, none of his affiliates or associates own any Shares beneficially (directly or indirectly).

As of the date of this notice, no agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) has been entered by, or on behalf of, the Stockholder or any of his affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Stockholder or any of his affiliates or associates with respect to shares of stock of the Company.

From time to time, the Stockholder may purchase Shares using margin provided by banking institutions or brokerage firms on such firms’ usual terms and conditions.  All or part of the Shares may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities.  Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin.  Such indebtedness, if any, may be refinanced with other banks or broker-dealers.  As of the date of this notice, the Stockholder does not have any loans secured by Shares.

D.            Interest of Certain Persons in Company and Matters to Be Acted Upon

Except as otherwise set forth herein, Mr. Shafir is not, nor has he been within the past year, a party to any agreement, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Mr. Shafir does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as otherwise set forth herein, Mr. Verlander is not, nor has he been within the past year, a party to any agreement, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Mr. Verlander does not have, nor do any of his affiliates or associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

The Stockholder has no material interest in the election of the nominees other than in his capacity as a stockholder of the Company.

E.            Other Information

Directorships of Other Publicly Owned Companies

Mr. Shafir presently serves as a director of Bank Mutual Corporation.  Mr. Shafir does not otherwise serve, nor has he served during the past five years, as a director of any other corporation, partnership or other entity that has a class of equity securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation, partnership or other entity registered as an investment company under the Investment Company Act of 1940, as amended.  Mr. Verlander does not presently serve, nor has he served during the past five years, as a director of any corporation, partnership or other entity that has a class of equity securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation, partnership or other entity registered as an investment company under the Investment Company Act of 1940, as amended.

Material Proceedings Adverse to the Company

To the knowledge of Messrs. Shafir and Verlander, there are no material proceedings to which the nominees, or any of their affiliates or associates, is a party adverse to the Company or any of its subsidiaries, and neither the nominees nor any of their affiliates or associates has a material interest adverse to the Company or any of its subsidiaries.

Arrangements or Understandings with Other Persons

The Fund will reimburse the nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting.  To Mr. Shafir’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  To Mr. Verlander’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  None of the nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question.

Absence of any Family Relationships

None of the nominees has any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of the nominees, and based on information in their possession, during the past ten years:

a.    No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Shafir, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Shafir.  In addition, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer at or within two years before the time of such filing.

b.    Mr. Shafir has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.    Mr. Shafir has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity; (B) engaging in any type of business practice; or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.    Mr. Shafir has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c.(A) above, or his right to be associated with persons engaged in any such activity.

e.    Mr. Shafir has not been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

f.    Mr. Shafir was not the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (A) Any federal or state securities or commodities law or regulation; (B) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (C) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

g.    Mr. Shafir was not the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, and registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To the knowledge of the nominees, and based on information in their possession, during the past ten years:

a.    No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Verlander, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Verlander.  In addition, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer at or within two years before the time of such filing.

b.    Mr. Verlander has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.    Mr. Verlander has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity; (B) engaging in any type of business practice; or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.    Mr. Verlander has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c.(A) above, or his right to be associated with persons engaged in any such activity.

e.    Mr. Verlander has not been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

f.    Mr. Verlander was not the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (A) Any federal or state securities or commodities law or regulation; (B) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (C) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

g.    Mr. Verlander was not the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, and registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Material Proceedings Adverse to the Company

To the knowledge of Messrs. Shafir and Verlander, there are no material proceedings to which the nominees, or any of their affiliates or associates, is a party adverse to the Company or any of its subsidiaries, and neither the nominees nor any of their affiliates or associates has a material interest adverse to the Company or any of its subsidiaries.

Absence of Certain Transactions

To the knowledge of Messrs. Shafir and Verlander, and based on information in their possession, since the beginning of the Company’s last fiscal year, none of the nominees, nor any member of their immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and none of the nominees, nor any member of their immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

None of the nominees are required to file reports under Section 16 of the Exchange Act with respect to Shares of the Company.

Transactions in Shares of the Company

None of the nominees has had any transactions in Shares.

Information Regarding Stockholder

A.            Name and Address
Name	Age	Business Address	Residence Address
Mike I. Shafir	42	Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	1807 Corona St. Dallas, Texas 75214
The Stockholder is engaged in various interests, including investments.

Other than the parties named herein, no other stockholder is known to the Stockholder to be supporting the Stockholder’s Nominees.

B.            Record and Beneficial Ownership

The Stockholder beneficially owns in the aggregate 3,750 shares of the Company’s common stock, par value $0.01 per share.  In total, this represents less than 1% of the Company’s outstanding Shares.  The Stockholder is the record holder of 1,000 Shares.

The Stockholder is an employee of Clover Partners GP, which is the general partner of the Fund.  The Fund is entitled to vote and beneficially owns 370,100 Shares.  Clover Partners GP, in its capacity as investment manager and general partner to the Fund has the power to vote the 370,100 Shares and the power to dispose of the 370,100 Shares held by the Fund.  Clover, in its capacity as general partner of Clover Partners GP and Mr. Guerry, as the managing partner of Clover, may each be deemed to beneficially own the Shares held by the Fund.

Except as otherwise set forth herein, no hedging or other transaction or series of transactions has been entered into by or on behalf of the Stockholder, nor has any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the Stockholder with respect to any share of stock of the Company.  The Stockholder has not pledged any Shares as security.

C.            Interest of Certain Persons in Company and Matters to Be Acted Upon

Except as otherwise set forth herein, the Stockholder is not, nor has the Stockholder been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

The Stockholder does not have, nor do any of the Stockholder’s associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

The Stockholder has no material interest in the election of the Nominees other than in the Stockholder’s capacity as a stockholder of the Company.

D.            Transactions in Stock of the Company

The transactions identified on Appendix A are the Stockholder’s only transactions in Shares during the past two years.  The Stockholder did not use margin account loans in connection with his transactions in Shares.

E.            Arrangements or Understandings with Other Persons

The Fund will reimburse the nominees for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the Annual Meeting.  To Mr. Shafir’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  To Mr. Verlander’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  None of the nominees is, and will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to each other or any other person as to how he, if elected as a director of the Company, will act or vote on any issue or question.

As of the date of this letter, neither the Stockholder nor his affiliates or associates has formally retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in the election of the nominees as Directors.

F.            Absence of Certain Proceedings and Transactions

There are no material proceedings to which the Stockholder, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither the Stockholder nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

During the past ten years, the Stockholder has not been convicted in a criminal proceeding nor has the Stockholder been the named subject of any criminal proceeding which is presently pending.

During the Company’s last two fiscal years, neither the Stockholder, nor any member of the Stockholder’s immediate family, has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither the Stockholder, nor any member of the Stockholder’s immediate family, has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

* * *

If the Company’s Board of Directors or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact the Stockholder immediately so that the Stockholder may promptly address any alleged deficiencies.

Very truly yours,

/s/ Mike I. Shafir

Mike I. Shafir

Appendix A

Transactions by the Stockholder during the past two years:

Date	Transaction Type	Number of Shares
1/30/2017	Buy	1,750
2/15/2017	Buy	2,000

Transactions by the Fund during the past two years:

Date	Transaction Type	Number of Shares
2/17/2017	Buy	18,212
2/23/2017	Buy	5,056
2/28/2017	Buy	5,183
3/1/2017	Buy	17,512
3/6/2017	Buy	9,289
3/7/2017	Buy	14,288
3/8/2017	Buy	6,360
3/9/2017	Buy	32,774
3/10/2017	Buy	3,388
3/15/2017	Buy	2,538
3/21/2017	Buy	6,846
3/22/2017	Buy	9,842
3/23/2017	Buy	13,606
3/24/2017	Buy	13,995
3/31/2017	Buy	1,776
4/4/2017	Buy	3,003
4/18/2017	Buy	10,232
4/21/2017	Buy	25,000
4/26/2017	Buy	6,200
4/27/2017	Buy	10,000
5/1/2017	Buy	39,610
5/2/2017	Buy	5,250
5/3/2017	Buy	35,140
5/4/2017	Buy	8,805
5/10/2017	Buy	11,469
5/11/2017	Buy	21,026
5/18/2017	Buy	8,027
5/19/2017	Buy	3,884
5/23/2017	Buy	10,050
5/25/2017	Buy	2,288
5/31/2017	Buy	5,357

6/5/2017	Buy	7,172
6/6/2017	Buy	1,225
6/9/2017	Buy	2,405
6/16/2017	Buy	2,251
6/21/2017	Buy	5,424
6/22/2017	Buy	1,280
6/23/2017	Buy	2,637
6/26/2017	Buy	1,221
6/27/2017	Buy	4,473
6/29/2017	Buy	2,154
6/30/2017	Buy	3,899
7/5/2017	Buy	4,644
7/6/2017	Buy	1,044
7/7/2017	Buy	5,573
7/12/2017	Buy	2,543
7/14/2017	Buy	2,212
7/17/2017	Buy	1,205
7/19/2017	Buy	1,421
7/20/2017	Buy	1,034
7/21/2017	Buy	1,719
7/25/2017	Buy	2,137
7/31/2017	Buy	6,421
12/12/2017	Sell	10,000
12/13/2017	Sell	50,000

CONSENT OF PROPOSED NOMINEE

I, Mike I. Shafir, hereby consent to be named in my proxy statement to be used in connection with the solicitation of proxies by MHC Mutual Conversion Fund, L.P. from the Stockholders of Coastway Bancorp, Inc. for use in voting at the 2018 Annual Meeting of Stockholders of Coastway Bancorp, Inc., and I hereby consent and agree to serve as a director of Coastway Bancorp, Inc. if elected at such Annual Meeting.

/s/ Mike I. Shafir
Mike I. Shafir

Dated:  December 22, 2017

CONSENT OF PROPOSED NOMINEE

I, David Verlander, hereby consent to be named in my proxy statement to be used in connection with the solicitation of proxies by MHC Mutual Conversion Fund, L.P. from the Stockholders of Coastway Bancorp, Inc. for use in voting at the 2018 Annual Meeting of Stockholders of Coastway Bancorp, Inc., and I hereby consent and agree to serve as a director of Coastway Bancorp, Inc. if elected at such Annual Meeting.

/s/ David Verlander
David Verlander

Dated:  December 22, 2017

AFFIDAVIT OF NOMINEE

I, Mike I. Shafir, hereby affirm and certify, to the best of my knowledge, that I would not be disqualified under the provisions of Article II, Section 12 of the Bylaws of Coastway Bancorp, Inc.

/s/ Mike I. Shafir
Mike I. Shafir

Dated:  December 22, 2017

AFFIDAVIT OF NOMINEE

I, David Verlander, hereby affirm and certify, to the best of my knowledge, that I would not be disqualified under the provisions of Article II, Section 12 of the Bylaws of Coastway Bancorp, Inc.

/s/ David Verlander
David Verlander

Dated:  December 22, 2017